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                                    EXHIBIT 7

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[LOGO] ERNST & YOUNG     [ ] ERNST & YOUNG LLP         [ ] Phone: (416) 864-1234
                             CHARTERED ACCOUNTANTS         Fax:   (416) 864-1174
                             Ernst & Young Tower
                             Toronto-Dominion Centre
                             P.O. Box 251, 222 Bay Street
                             Toronto, Canada M5K 1J7


May 10, 2004


VIA SEDAR

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilieres du Quebec
Office of the Administrator, New Brunswick
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Department of Government Services and Lands, Newfoundland and Labrador Toronto Stock Exchange


Dear Sirs:

RE: NORTH AMERICAN PALLADIUM LTD. - NATIONAL INSTRUMENT 51-102 - 4.11 CHANGE OF AUDITOR

We acknowledge receipt of a Notice of Change of Auditors (the "Notice") dated May 5, 2004 delivered to us by NORTH AMERICAN PALLADIUM LTD. in respect of the replacement of Ernst & Young LLP from the office of auditor of North American Palladium Ltd. and the subsequent appointment of KPMG LLP to that office.

Pursuant to National Instrument 51-102 - 4.11, please accept this letter as confirmation by Ernst & Young LLP that we have read the Notice and, based on our knowledge as at the time of receipt of the Notice, we agree with each of the statements contained therein that pertains to this Firm.

We trust the foregoing is satisfactory. If you have any questions, please do not hesitate to contact Ken Robertson at 416-943-3116.

Yours truly,


/s/ Ernst & Young LLP


Ernst & Young LLP